Exhibit 19.15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form F-3 (No. 333-264051) of AngloGold Ashanti Limited and the Registration Statement on Form F-3 (No. 333-264051-01) of AngloGold Ashanti Holdings plc of our reports dated 17 March 2023, with respect to the consolidated financial statements of AngloGold Ashanti Limited and the effectiveness of internal control over financial reporting of AngloGold Ashanti Limited included in this Annual Report on Form 20-F for the year ended 31 December 2022.

/s/ Ernst & Young Inc.

Johannesburg, Republic of South Africa
17 March 2023